    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2002

                                                    REGISTRATION NO. ___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         LA JOLLA PHARMACEUTICAL COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                             33-0361285
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                             6455 NANCY RIDGE DRIVE
                           SAN DIEGO, CALIFORNIA 92121
                                 (858) 452-6600
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                 STEVEN B. ENGLE
                         LA JOLLA PHARMACEUTICAL COMPANY
                             6455 NANCY RIDGE DRIVE
                           SAN DIEGO, CALIFORNIA 92121
                                 (858) 452-6600
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                    COPY TO:
                             MARK W. SHURTLEFF, ESQ.
                           GIBSON, DUNN & CRUTCHER LLP
                                  4 PARK PLAZA
                            IRVINE, CALIFORNIA 92614
                                 (949) 451-3800

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
 PUBLIC: From time to time after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF SECURITIES TO     AMOUNT TO BE     OFFERING PRICE     AGGREGATE OFFERING         AMOUNT OF
      BE REGISTERED         REGISTERED(1)     PER SHARE(2)            PRICE(2)         REGISTRATION FEE
------------------------    -------------   ----------------    ------------------     ----------------
Common Stock, par value       7,000,000            $7.47         $52,290,000               $4,811
$0.01 per share

-----------------
(1) Each share of Common Stock includes a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c)and based on the average of the high and the low price of the Common Stock of the Registrant as reported on January 23, 2002 on the Nasdaq National Market System.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                   [LJP LOGO]

                         LA JOLLA PHARMACEUTICAL COMPANY

                                7,000,000 Shares
                                  Common Stock

    This prospectus relates to 7,000,000 shares of our common stock that may be sold from time to time by the selling stockholders named in this prospectus. The selling stockholders acquired these shares of our common stock in private transactions.

    This offering is not being underwritten. The selling stockholders may offer the shares through public or private transactions at the prevailing market price for our common stock at the time of the sale, a price related to the prevailing market price, a negotiated price or such other prices as the selling stockholders determine from time to time. See "Plan of Distribution" on page 13.

    All of the net proceeds from the sale of these shares of common stock will go to the selling stockholders. We will not receive any proceeds from sales of these shares.

    Our common stock is traded on the Nasdaq National Market under the symbol "LJPC." On January 24, 2002, the last reported sale price of our common stock was $7.51 per share.

          You should read this prospectus carefully before you invest.

    INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                                ----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The information in this prospectus is not complete and may be changed. These securities will not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                ----------------

                 The date of this prospectus is January __, 2002

                         LA JOLLA PHARMACEUTICAL COMPANY

    La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the research and development of therapeutic products for the treatment of life-threatening antibody-mediated diseases. Antibody-mediated diseases are the result of a malfunction of the body's immune system, in which cells in the immune system produce disease-causing antibodies. These diseases include autoimmune conditions such as lupus and antibody-mediated stroke. Current treatments for these autoimmune disorders target the symptoms of the disease or generally suppress the normal operation of the immune system, frequently resulting in severe negative side effects and hospitalization. Our drug candidates are designed to treat the underlying cause of many antibody-mediated diseases without these side effects. Our current clinical drug candidates are known as LJP 394, a lupus treatment drug which is currently in a Phase III clinical study, and LJP 1082, an antibody-mediated stroke treatment drug which is currently in a Phase I/II clinical study.

    We are registering for resale 7,000,000 shares of our common stock previously sold by us to investors in private transactions. These investors are identified in the section headed "Selling Stockholders." We will not receive any of the proceeds for the resale of these shares.

    We are incorporated in the State of Delaware. Our principal executive offices are located at 6455 Nancy Ridge Drive, San Diego, California 92121 and our telephone number is (858) 452-6600.

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors related to our common stock offered by this prospectus and to our business and operations. You should also carefully consider the other information in this prospectus and in the documents incorporated by reference. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. All of these factors could affect our future financial condition or operating results. If any of the following risks actually occurs, our business could be harmed. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment.

I. RISK FACTORS RELATING TO LA JOLLA PHARMACEUTICAL AND THE INDUSTRY IN WHICH WE OPERATE.

OUR DRUG CANDIDATES MAY NOT PERFORM WELL IN CLINICAL TRIALS AND WE MAY NOT BE PERMITTED TO CONDUCT FURTHER CLINICAL TRIALS. WITHOUT SUCCESSFUL CLINICAL TRIALS, WE WILL NOT BE ABLE TO MARKET OR SELL ANY PRODUCTS.

    If LJP 394 or LJP 1082 are ultimately not found to be safe and effective, we would be unable to obtain regulatory approval for their commercialization. Because LJP 394 is our only drug candidate that has advanced to Phase III clinical trials, and because there is no guarantee that we would be able to develop an alternate drug candidate, our inability to commercialize LJP 394 would have a severe negative effect on our business, including revenues and profits.

    In order to sell our products that are under development, we must first receive regulatory approval. To obtain regulatory approval, we must conduct clinical studies demonstrating that our products are safe and effective. Although LJP 394 and LJP 1082 appear promising, they may not be successful in future clinical trials. Our prior clinical study of LJP 394, in collaboration with Abbott, was halted. The ongoing Phase III clinical study of LJP 394 and the ongoing Phase I/II clinical study of LJP 1082 may also be delayed or halted for various reasons, including:

    -   the products are not effective,

    -   patients experience severe side effects during treatment,

    -   patients do not enroll in the studies at the rate we expect, or

    - supplies of either product are not sufficient to treat the patients in the studies.

    In addition, the FDA and foreign regulatory authorities have substantial discretion in the approval process. The FDA and foreign regulatory authorities may not agree that we have demonstrated that LJP 394 or LJP 1082 are safe and effective after we complete clinical trials. Even if the results of prior clinical trials are positive, the FDA and foreign regulatory authorities may require us to design and conduct additional studies, which may result in significant expense and delay. The FDA and foreign regulatory authorities may require new clinical trials because of inconclusive results from earlier clinical trials, a possible failure to conduct prior clinical trials in complete adherence to FDA good clinical practice standards and similar standards of foreign regulatory authorities, and identification of new clinical trial endpoints.

OUR PRODUCTS ARE IN VARIOUS STAGES OF DEVELOPMENT, AND THE TECHNOLOGY UNDERLYING OUR PRODUCTS IS UNCERTAIN AND UNPROVEN. IF OUR PRODUCTS CANNOT BE SUCCESSFULLY DEVELOPED, WE WILL NEVER BE ABLE TO GENERATE MEANINGFUL SALES.

    All of our product development efforts are based on unproven technologies and therapeutic approaches that have not been widely tested or used. LJP 394 and LJP 1082 have not been proven to be effective in humans, and the technology on which they are based has been used only in our preclinical tests and clinical trials. If our products or technology are not effective, we will not generate meaningful sales. Application of our technology to antibody-mediated diseases other than lupus and antibody-mediated stroke is in earlier research stages.

    LJP 394, LJP 1082 and our other potential drug candidates require significant additional research and development and are subject to significant risks. Potential products that appear to be promising at early stages of development may nevertheless fail to reach market or become profitable for some of the following reasons:

    - products may be ineffective or cause harmful side effects during preclinical testing or clinical trials,

    -   products may fail to receive necessary regulatory approvals,

    -   products may be difficult to manufacture,

    - products may be uneconomical to produce particularly if high dosages are required,

    -   products may fail to achieve market acceptance,

    -   physicians may think that the products are not effective,

    - products may be precluded from commercialization because of proprietary rights of third parties, and

    -   competitors may develop superior products.

    The technology underlying LJP 394 appears effective in humans. However, no products have been developed to date that use our technology. There is no guarantee that LJP 394 or LJP 1082 will work as intended. Furthermore, clinical trials of LJP 394 and LJP 1082 may be viewed as a test of LJP's entire approach to developing therapies for antibody-mediated diseases. If the data from our clinical trials indicates that LJP 394 or LJP 1082 is ineffective, the applicability of our technology to other antibody-mediated diseases will be highly uncertain. Therefore, there is significant risk that our therapeutic approaches will not prove to be successful, and there can be no guarantee that our drug discovery technologies will result in any commercially successful products.

OUR SUCCESS IN DEVELOPING OUR PRODUCTS AND MARKETING THEM SUCCESSFULLY DEPENDS SIGNIFICANTLY UPON OUR ABILITY TO OBTAIN PATENT PROTECTION FOR LJP 394, LJP 1082 AND ANY OTHER DEVELOPED PRODUCTS. IN ADDITION, WE WILL NEED TO SUCCESSFULLY PRESERVE OUR TRADE SECRETS AND OPERATE WITHOUT INFRINGING ON THE RIGHTS OF OTHERS.

    We will depend on patents and other unpatented intellectual property to prevent others from profiting from products or technologies that we may have developed. We own 95 issued patents and 82 pending patent applications covering various technologies and drug candidates including LJP 394 and LJP 1082. However, there can be no assurance that any additional patents will be issued, or that the scope of any patent protection will be sufficient, or that any current or future issued patent will be held valid if subsequently challenged. There is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office that may delay the review and issuance of any patents. The patent position of biotechnology firms like ours generally is highly uncertain and involves complex legal and factual questions, and no consistent policy has emerged regarding the breadth of claims covered in biotechnology patents or protection afforded by these patents. Presently, we have a number of patent applications pending in the United States relating to our technology, as well as foreign counterparts to some of our U.S. patent applications. We intend to continue to file applications as appropriate for patents covering both our products and processes. There can be no assurance that patents will be issued from any of these applications, or that the scope of any issued patents will protect our technology.

    We are aware of one U.S. patent grant that contains claims covering subject matter that may conflict with some of our key patents and patent applications, and that may affect our ability to develop and sell our products. Any conflict between our patents and patent applications, and patents or patent applications of third parties, could result in a significant reduction of the coverage of our existing patents or any future patents that may be issued. This could have a negative effect on our ability to prevent competitors from profiting from our products and technologies, and this could affect our future sales. In addition, we may have to incur significant expenses in defending our patents.

    If the U.S. Patent and Trademark Office or any foreign counterpart issues or has issued to a competitor patents containing competitive or conflicting claims, and if these claims are valid, there can be no guarantee that we would be able to obtain licenses to these patents, that any licensing fees would be reasonable, or that we would be able to develop or obtain alternative technology. We do not necessarily know if others, including competitors, have filed patent applications for technology covered by our pending applications, nor can we be certain that we were the first to invent or to file patent applications for our technologies.

Competitors may have patents or patent applications pending that relate to compounds or processes that overlap or compete with our intellectual property.

    We also rely on unpatented intellectual property such as trade secrets and improvements, know-how, and continuing technological innovation. While we seek to protect these rights, it is possible that:

        - inventions relevant to our business will be developed by a person not bound by a La Jolla Pharmaceutical invention assignment agreement,

        - our binding confidentiality agreements will be breached, and we will not have adequate remedies for such a breach, or

        - our trade secrets will otherwise become known or be independently discovered by competitors.

    We could incur substantial costs in defending suits brought against us by others for infringement of intellectual property rights or in prosecuting suits that we might bring against others to protect our intellectual property rights.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BECOME PROFITABLE.

    We have incurred operating losses each year since our inception in 1989 and had an accumulated deficit of approximately $103.6 million as of September 30, 2001. Our losses are likely to exceed those experienced in prior years due to the termination of a collaborative relationship with Abbott, unless we are successful in establishing additional collaborative relationships to help finance our research and development costs. To achieve profitability we must, among other things, complete the development of our products, obtain all necessary regulatory approvals and establish commercial manufacturing and marketing capabilities. We expect to incur significant losses each year for at least the next several years as our clinical trial, research, development and manufacturing activities increase. The amount of losses and the time required by us to reach sustained profitability are highly uncertain, and we do not expect to generate revenues from the sale of products, if any, for at least several years. We may never achieve product revenues or profitability.

WE WILL NEED ADDITIONAL FUNDS TO SUPPORT OPERATIONS AND MAY NEED TO REDUCE OPERATIONS, SELL STOCK OR ASSETS, OR MERGE WITH ANOTHER ENTITY TO CONTINUE OPERATIONS.

    Our operations to date have consumed substantial capital resources, and we will continue to expend substantial and increasing amounts of capital for research, product development, preclinical testing and clinical trials of drug candidates, to establish commercial-scale manufacturing capabilities, and to market potential products. We will need to raise additional funds. If we are not able to do so, we will not be able to fund our operations.

    Our future capital requirements will depend on many factors, including:

    -   continued scientific progress in our research and development programs,

    -   the size and complexity of our research and development programs,

    -   the scope and results of preclinical testing and clinical trials,

    -   the time and costs involved in applying for regulatory approvals,

    - the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims,

    -   competing technological and market developments,

    - our ability to establish and maintain collaborative research and development arrangements, and

    -   the cost of manufacturing scale-up and product commercialization.

    We expect to incur substantial and increasing losses each year for at least the next several years as our clinical trial, research, development and manufacturing activities increase. We expect our existing capital resources, including the capital raised through the sale of stock that may be offered for resale under this prospectus, will be sufficient to fund our activities, as currently planned and assuming that we do not engage a collaborative partner, into the fourth quarter of 2003. However, the amounts expended by us for various purposes may vary significantly, and it is possible that our cash requirements will exceed current projections and that we will therefore need additional financing sooner than currently expected. In the future, it is possible that we will not have adequate resources to support our business activities.

    We actively seek additional funding, including through collaborative arrangements and public and private financings. Our choice of financing alternatives may vary from time to time depending upon various factors, including the market price of our securities, conditions in the financial markets, and the interest of other entities in strategic transactions with us. There can be no guarantee that additional financing will be available on acceptable terms, if at all, whether through collaborative arrangement, issuance of securities, or otherwise. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others that require us to relinquish rights to certain technologies or potential products. This could have a negative impact on our ability to develop products, or to achieve profitability if our products are brought to market. If we obtain additional funding through sales of securities, your investment in us will be diluted.

WE MAY NOT EARN AS MUCH INCOME AS WE HOPE DUE TO POSSIBLE CHANGES IN HEALTHCARE REIMBURSEMENT POLICIES.

    The continuing efforts of government and healthcare insurance companies to reduce the costs of healthcare may reduce the amount of income we can generate from our products. For example, in certain foreign markets, pricing and profitability of prescription drugs are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government controls. In addition, increasing emphasis on managed care in the United States will continue to put pressure on drug manufacturers to keep prices down. Cost control initiatives could reduce the revenue that we receive for any products we may develop and sell in the future. These cost control measures may also affect the profitability of companies with whom we may transact business, such as manufacturers of our products, and thus may have a negative effect on our ability to continue to work with these companies.

BECAUSE A NUMBER OF COMPANIES COMPETE WITH US, MANY OF WHICH HAVE GREATER RESOURCES THAN WE DO, AND BECAUSE WE FACE RAPID CHANGES IN TECHNOLOGY IN OUR INDUSTRY, WE CANNOT BE CERTAIN THAT OUR PRODUCTS WILL BE ACCEPTED IN THE MARKETPLACE OR CAPTURE MARKET SHARE.

    Competition from domestic and foreign biotechnology companies, large pharmaceutical companies and other institutions is intense and is expected to increase. A number of companies and institutions are pursuing the development of pharmaceuticals in our targeted areas, many of which are very large, and have financial, technical, sales and distribution and other resources substantially greater than ours. The greater resources of these competitors could enable them to develop competing products more quickly than we are able to, and to market any competing product more quickly so as to make it extremely difficult for us to develop a share of the market for these products. These competitors include companies that are conducting clinical trials and preclinical studies for the treatment of lupus. Our competitors may develop or obtain regulatory approval for products more rapidly than we do. Also, the biotechnology and pharmaceutical industries are subject to rapid changes in technology. Our competitors may develop and market technologies and products that are more effective than those being developed by us, or that would render our technology and proposed products obsolete or noncompetitive.

WE MAY NEED TO ESTABLISH COLLABORATIVE AGREEMENTS, AND THIS COULD HAVE A NEGATIVE EFFECT ON OUR FREEDOM TO OPERATE OUR BUSINESS, OR PROFIT FULLY FROM SALES OF OUR PRODUCTS.

    We may seek to collaborate with pharmaceutical companies to gain access to their research, drug development, manufacturing, marketing and financial resources. However, we may not be able to negotiate arrangements with any collaborative partners on acceptable terms, if at all. Any collaborative relationships that we enter into may include restrictions on our freedom to operate our business or to profit fully from the sales of our products.

    Once a collaborative arrangement is established, the collaborative partner may discontinue funding any particular program or may, either alone or with others, pursue alternative technologies or develop alternative drug candidates for the diseases we are targeting. Competing products, developed by a collaborative partner or to which a collaborative partner has rights, may result in the collaborative partner withdrawing support as to all or a portion of our technology.

    Without collaborative arrangements, we must fund our own research and development activities, accelerating the depletion of our capital and requiring us to develop our own marketing capabilities. Therefore, if we are unable to establish and maintain collaborative arrangements, we could experience a material adverse effect on our ability to develop products and, once developed, to market them successfully.

OUR LIMITED MANUFACTURING CAPABILITIES COULD RESULT IN SHORTAGES OF PRODUCTS FOR TESTING AND FUTURE SALE, AND OUR REVENUES AND PROFIT MARGIN COULD BE NEGATIVELY AFFECTED.

    While we are producing limited quantities of LJP 394 and LJP 1082 for clinical trials, our current facilities are not FDA approved for commercial production of our potential products. The manufacture of our potential products for clinical trials and the manufacture of any resulting products for commercial purposes are subject to certain FDA standards. Substantial capital investment in the expansion and build-out of our manufacturing facilities will be required to enable us to manufacture any products in commercial quantities. While we have initiated the process of obtaining FDA approval for our facilities, we have never operated an FDA-approved manufacturing facility and may not obtain necessary approvals. We have limited manufacturing experience, and we may be unable to successfully transition to commercial production. We may enter into arrangements with contract manufacturing companies to expand our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute our finished products, the clinical trials, the introduction of our products into the market and the subsequent sales of these products would be negatively affected by the lack of available products, and our profit margins and our ability to develop and deliver products on a timely and competitive basis may be negatively affected.

WE LACK EXPERIENCE IN MARKETING PRODUCTS FOR COMMERCIAL SALE AND THUS MAY HAVE DIFFICULTY GAINING ACCEPTANCE FOR OUR PRODUCTS.

    In order to commercialize any drug candidate approved by the FDA, we must either develop a marketing and sales force or enter into marketing arrangements with others. If we cannot do either of these, we may have difficulty generating sales for our products. We currently have no marketing arrangements with others, and there can be no guarantee that we will be able to enter into any marketing agreements on favorable terms, or that any such agreements will result in payments to us. To the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenues that we may receive will be dependent on the efforts of others. There can be no guarantee that these efforts will be successful. If we attempt to develop our own marketing and sales capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations. Furthermore, if we attempt to establish sales and distribution capabilities, we may experience delays and expenditures and have difficulty in gaining market acceptance for our drug candidates.

THE USE OF LJP 394, LJP 1082 AND OTHER POTENTIAL PRODUCTS IN CLINICAL TRIALS, AND THE SALE OF ANY APPROVED PRODUCTS MAY EXPOSE US TO LAWSUITS RESULTING FROM THE USE OF THESE PRODUCTS.

    The use and possible sale of LJP 394, LJP 1082 and other potential products may expose us to legal liability and generate negative publicity if we are subject to claims that people were harmed by our products. These claims might be made directly by consumers, pharmaceutical companies, or others. We maintain $10.0 million of product liability insurance for claims arising from the use of our products in clinical trials. However, coverage is becoming increasingly expensive, and there can be no guarantee that we will be able to maintain insurance or that insurance can be acquired at a reasonable cost or in sufficient amounts to protect us against possible losses. Furthermore, it is possible that our financial resources would be insufficient to satisfy potential product liability claims. A successful product liability claim or series of claims brought against us could negatively impact our business and financial condition.

OUR RESEARCH AND DEVELOPMENT AND OPERATIONS DEPEND IN PART ON CERTAIN KEY EMPLOYEES AND CONSULTANTS. LOSING THESE EMPLOYEES OR CONSULTANTS WOULD HAVE A NEGATIVE EFFECT ON OUR PRODUCT DEVELOPMENT AND OPERATIONS.

    We are highly dependent upon the principal members of our scientific and management staff, the loss of whose services would delay the achievement of our research and development objectives. This is because our key personnel, including Steven Engle, Dr. Matthew Linnik, Dr. Paul Jenn and Dr. Andrew Wiseman, have been involved in the development of LJP 394, LJP 1082 and other drug candidates for several years and have unique knowledge of our drug candidates and of the technology on which they are based. Our anticipated growth and expansion into areas requiring additional expertise, such as clinical trials, government approvals, manufacturing, and marketing, is expected to place increased demands on our resources and require the addition of new management personnel as well as the development of additional expertise by existing management personnel.

    Retaining our current key employees and recruiting additional qualified scientific personnel to perform research and development work in the future will also be critical to our success. Because competition for experienced scientists among numerous pharmaceutical and biotechnology companies and research and academic institutions is intense, we may not be able to attract and retain these people. If we cannot attract and retain qualified people, our ability to conduct necessary clinical trials and to develop our products may be negatively affected because, for instance, the trials may not be conducted properly, or the trials or our manufacturing of products may be delayed. In addition, we rely upon consultants and advisors to assist us in formulating our research and development, clinical, regulatory and manufacturing strategies. All of our consultants and advisors have outside employment and may have commitments or consulting or advisory contracts with other entities that may affect their ability to contribute to our business.

IT IS POSSIBLE THAT WE MAY FACE ENVIRONMENTAL LIABILITIES RELATED TO CERTAIN HAZARDOUS MATERIALS USED IN OUR OPERATIONS.

    Due to the nature of our manufacturing processes, we are subject to stringent federal, state and local laws governing the use, handling and disposal of certain materials and wastes. It is possible that we may have to incur significant costs to comply with environmental regulations as our manufacturing increases to commercial volumes. Our operations may be significantly impacted by current or future environmental laws because, for instance, our ability to produce products may be slowed, thereby increasing our production costs. In our research activities, we use radioactive and other materials that could be hazardous to human health, safety, or the environment. These materials and various wastes resulting from their use are stored at our facility pending ultimate use and disposal. The risk of accidental injury or contamination from these materials cannot be eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any such liability could exceed our resources.

II.     RISK FACTORS RELATED SPECIFICALLY TO OUR STOCK.

OUR COMMON STOCK PRICE IS VOLATILE AND MAY DECLINE EVEN IF OUR BUSINESS IS DOING WELL.

    The market price of our common stock has been and is likely to continue to be highly volatile. Market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors can have a significant effect on the market price of our securities:

        - announcements of technological innovations or new therapeutic products by us or others,

        -   clinical trial results,

        -   developments concerning agreements with collaborators,

        -   government regulation,

        -   developments in patent or other proprietary rights,

        - public concern as to the safety of drugs discovered or developed by us or others,

        - future sales of substantial amounts of our common stock by existing stockholders, and

        -   comments by securities analysts and general market conditions.

    The realization of any of the risks described in these "Risk Factors" could have a negative effect on the market price of our common stock.

IN THE FUTURE, OUR STOCK MAY BE REMOVED FROM LISTING ON THE NASDAQ QUOTATION SYSTEM AND MAY NOT QUALIFY FOR LISTING ON ANY STOCK EXCHANGE, IN WHICH CASE IT MAY BE DIFFICULT TO FIND A MARKET IN OUR STOCK.

    If our stock is no longer traded on a national trading market it may be more difficult for you to sell shares that you own, and the price of the stock may be negatively affected. Currently our securities are traded on the Nasdaq National Market. Nasdaq has several continued listing requirements, including a minimum trading price. Previously, we have received notice from Nasdaq that our stock price fell below this minimum trading price. While we have since come back into compliance with this Nasdaq requirement, it is possible that we will fall out of compliance with this and/or other Nasdaq continued listing criteria at some point in the future. Failure to comply with any one of several Nasdaq requirements may cause our stock to be removed from listing on Nasdaq. Should this happen, we may not be able to secure listing on other exchanges or quotation systems. This would have a negative effect on the price and liquidity of our stock.

FUTURE SALES OF OUR STOCK BY EXISTING STOCKHOLDERS COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR STOCK AND MAKE IT MORE DIFFICULT FOR US TO SELL STOCK IN THE FUTURE.

    Sales of our common stock in the public market, or the perception that such sales could occur, could result in a drop in the market price of our securities and make it more difficult for us to complete future equity financings. In addition to the shares to be sold in this offering, we have outstanding the following shares of common stock:

        - 23,070,000 shares of common stock that have been issued in registered offerings and are freely tradable in the public markets.

        - Approximately 1,722,000 shares of common stock currently eligible for resale in the public market pursuant to SEC Rule 144.

        - In addition, as of January 11, 2002 there are an aggregate of 4,737,778 shares of common stock that may be issued on the exercise of outstanding stock options granted under our various stock option plans at a weighted average exercise price of $4.6843 per share.

        - We have in effect registration statements under the Securities Act registering approximately 6,000,000 shares of common stock reserved under our incentive stock option and employee stock purchase plans. Approximately 165,200 shares of common stock that may be issued on the exercise of outstanding stock options will be available for public resale under SEC Rule 144 pursuant to Rule 701 under the Securities Act.

    We cannot estimate the number of shares of common stock that may actually be resold in the public market since this will depend upon the market price for the common stock, the individual circumstances of the sellers and other factors. We also have a number of institutional stockholders that own significant blocks of our common stock. If these stockholders sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the market price of our common stock could drop significantly.

ANTI-TAKEOVER DEVICES MAY PREVENT CHANGES IN MANAGEMENT OF LJPC.

    We have in place several anti-takeover devices, including a stockholder rights plan, that may have the effect of delaying or preventing changes in our management. For example, one anti-takeover device provides for a board of directors that is separated into three classes, with their terms in office staggered over three year periods. This has the effect of delaying a change in control of the Board of Directors without the cooperation of the incumbent board. In addition, our bylaws require stockholders to give written notice of any proposal or director nomination to us within a certain period of time prior to the stockholder annual meeting, establish certain qualifications for a person to be elected or appointed to the Board of Directors during the pendency of certain business combination transactions, and do not allow stockholders to call a special meeting of stockholders.

    We may also issue shares of preferred stock without stockholder approval and upon terms that our Board of Directors may determine in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding stock, and the holders of such preferred stock could have voting, dividend, liquidation and other rights superior to those of holders of our common stock.

WE DO NOT PAY DIVIDENDS AND THIS MAY NEGATIVELY AFFECT THE PRICE OF OUR STOCK.

    We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends in the foreseeable future. The future price of our common stock may be depressed by the fact that we have not paid dividends.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

    In a series of private transactions completed on January 17, 2002, we issued a total of 7,000,000 shares of our common stock to the stockholders listed below. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of 7,000,000 shares of our common stock. The following table describes, as of January 17, 2002, the number of shares of our common stock that each selling stockholder beneficially owns and the number of shares registered hereunder. The term "selling stockholders" includes the holders listed below and their transferees, pledgees, donees or other successors. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholders.

    The selling stockholders confirmed at the time they acquired the shares listed below that they acquired the shares for investment purposes only and not with a view toward their resale, and acknowledged the existence of restrictions on resale that apply to these shares. This offering relates only to the sale of the 7,000,000 shares of common stock held or to be held by the selling stockholders named in the following table. Since the date on which they provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act e.g., "Shares of Common Stock Owned Prior To Offering".

                                                   SHARES OF COMMON STOCK              SHARES OF COMMON STOCK
                                                   OWNED PRIOR TO OFFERING              OWNED AFTER OFFERING
                                            --------------------------------------     -----------------------
                                             NUMBER OF   PERCENT OF   SHARES TO BE     NUMBER OF   PERCENT OF
     NAME OF SELLING STOCKHOLDER              SHARES     CLASS(%)(1)     SOLD(2)       SHARES(2)   CLASS(%)(2)
-------------------------------------       ----------   -----------  ------------     ---------   -----------
SAFECO Growth Opportunities Fund --          1,216,000       2.9       1,216,000              --        --
  A series of SAFECO Common Stock
  Trust
Deka-Team-Biotech                            1,019,009       2.4         484,450         534,559       1.3
Deerfield Partners, L.P.                       746,936       1.8         139,750         607,186       1.4
Deerfield International Limited                589,264       1.4         110,250         479,014       1.1
Growth Opportunities Fund -- A series          584,000       1.4         584,000              --        --
  of SAFECO Resource Series Trust

Brookside Capital Partners Fund, L.P.          500,000       1.2         500,000              --        --
SEI Institutional Managed Trust                344,800         *         318,500          26,300         *
Compound Capital Growth Partners, Ltd.         320,294         *         320,294              --        --
EGS Private Healthcare Partnership             303,085         *         303,085              --        --
  II, L.P.
Special Situations Fund III, L.P.              285,000         *         285,000              --        --
SEI Institutional Investments Trust            257,200         *         237,200          20,000         *
Zeke, LP                                       225,000         *         225,000              --        --
RS Smaller Company Growth Fund                 210,600         *          75,000         135,600         *
SF Capital Partners, LTD                       200,000         *         200,000              --        --
JP Morgan U.S. Small Company Fund              170,750         *          28,350         142,400         *
Compound Capital Growth Partners II,           153,900         *         153,900              --        --
  LP
Utah Retirement Systems                        141,000         *         130,100          10,900         *
Special Situations Private Equity              125,000         *         125,000              --        --
  Fund, L.P.
Anvers Healthcare Investors, LP                124,000         *          63,000          61,000         *
Pierpont Small Company Opportunities           121,932         *          20,600         101,332         *
  Fund
CCGrowth Global Life Sciences Ltd.             117,925         *         106,614          11,311         *
UBS Global Equity Arbitrage Master             100,000         *         100,000              --        --
  Limited
O'Connor PIPES Corporate Strategies            100,000         *         100,000              --        --
  Ltd.
Special Situations Cayman Fund, L.P.            90,000         *          90,000              --        --
JPMCB U.S. Small Company Equity I               84,200         *          13,175          71,025         *
  Growth
G. Nicholas Farwell (3)                         75,000         *          75,000              --        --
CCGrowth Global Life Sciences I, LP             71,559         *          64,706           6,853         *
RS Orphan Fund, L.P.                            70,000         *          70,000              --        --
Compound Capital Growth Partners III,           68,073         *          68,073              --        --
  LP
Ivory Opportunity Fund, LP                      67,500         *          67,500              --        --
JPM Tax Aware Small Company                     67,361         *          14,200          53,161         *
  Opportunities Fund
Daughter's of Charity Fund P                    61,900         *          57,100           4,800         *
Undiscovered Managers Small Cap                 61,100         *          56,200           4,900         *
  Growth Fund
Compound Capital Growth Partnership,            50,799         *          50,799              --        --
  LP
AIG DKR Soundshore Holdings Ltd.                50,000         *          50,000              --        --
EGS Private Healthcare Investors II,            47,800         *          47,800              --        --
  L.P.

                                                SHARES OF COMMON STOCK              SHARES OF COMMON STOCK
                                                OWNED PRIOR TO OFFERING              OWNED AFTER OFFERING
                                         ---------------------------------------    -----------------------
                                          NUMBER OF    PERCENT OF     SHARES TO     NUMBER OF    PERCENT OF
     NAME OF SELLING STOCKHOLDER            SHARES     CLASS(%)(1)   BE SOLD (2)    SHARES(2)   CLASS(%)(2)
------------------------------------     -----------   -----------   -----------    ---------   -----------
EGS Private Healthcare Canadian             45,607              *        45,607           --            --
  Partners, L.P.
Vision Small Cap Stock Fund                 39,100              *        36,100        3,000             *
Alfred I. Dupont Testamentary Trust         33,300              *        30,700        2,600             *
Ivory Opportunity Fund, Ltd.                32,500              *        32,500           --            --
Les Schwab P/S Retirement Trust             30,300              *        28,000        2,300             *
RS Orphan Offshore Fund, L.P.               30,000              *        30,000           --            --
CCGrowth Global Life Sciences II, LP        26,927              *        24,345        2,582             *
East Bay Municipal Utility District         25,900              *        23,900        2,000             *
Met. Inv. Tr Small Cap Stock -- SSB         25,425              *         3,925       21,500             *
The Paisley Fund, LP                        25,000              *        25,000           --            --
JP Morgan Global Healthcare Fund            22,709              *         3,850       18,859             *
Anvers Healthcare Investors                 22,700              *        12,000       10,700             *
  International, Ltd.
Philips Pensionenfondsen-Small Cap          22,225              *         3,725       18,500             *
Maximus Managed Offshore, Ltd.              21,340              *        21,340           --            --
Ret. Pl. For Union Carbide Corp.            20,029              *         3,800       16,229             *
Maximus Capital Investments, Ltd.           18,870              *        18,870           --            --
Westfiled Life Sciences Fund LP             15,900              *        15,900           --            --
JPMP Global Healthtech Fund                 15,500              *        15,500           --            --
JPMCB U.S. Small Company Equity II          15,475              *         2,650       12,825             *
  Growth
Memorial Hospital of South Bend, Inc.       12,500              *        11,500        1,000             *
PGH Pension                                 11,600              *        10,700          900             *
DSM NV PENS VERZ MIJ-Small Cap              11,025              *         1,825        9,200             *
JP Morgan Series Trust Small Company        10,825              *         2,125        8,700             *
  Growth Portfolio
Westfiled Life Sciences Fund LP II           9,100              *         9,100           --            --
Nemours Foundation                           8,000              *         7,400          600             *
Caddis Master Fund Ltd.                      6,934              *         6,934           --            --
JP Morgan Diversified Fund                   6,900              *         1,825        5,075             *
Maximus Managed Domestic, L.P.               5,090              *         5,090           --            --
The Baetis Fund, LP                          4,799              *         4,335          464             *
Maximus Capital, L.P.                        4,700              *         4,700           --            --
EGS Private Healthcare Presidents            3,508              *         3,508           --            --
  Fund, L.P.
Wilshire U.S. Equity Fund                    2,800              *         2,600          200             *

----------------------

*   Less than 1%

(1) Computed based on 42,289,386 shares of common stock outstanding as of January 23, 2002.

(2) Assumes all the shares of common stock that may be offered hereunder are sold.

(3) 50,000 shares of common stock are held in the name of G. Nicholas Farwell and Gail M. Farwell JTWROS, and 25,000 shares of common stock are held in the name of G. Nicholas Farwell -- Sep. Pty.

The information regarding the selling stockholders may change from time to time. If required, we will describe these changes in one or more prospectus supplements.

                              PLAN OF DISTRIBUTION

    The selling stockholders can use this prospectus to sell the shares at any time while the prospectus is in effect, unless we have notified the selling stockholders that the prospectus is not available at that particular time. The selling stockholders will determine if, when and how they will sell the shares they own. Any sales may occur in one or more of the following types of transactions (including block transactions):

        - transactions on the Nasdaq National Market or any other organized market or quotation system where the shares may be traded,

        - privately negotiated transactions between a selling stockholder and a purchaser, or

        - transactions effected with or through a broker-dealer acting as either agent or principal.

    These transactions may involve the transfer of the shares upon exercise or settlement of put or call options, or the delivery of the shares to replace shares that were previously borrowed from another stockholder or a combination of such methods. If a broker-dealer is used in the sale of shares, that person may solicit potential purchasers. The shares may also be transferred as a gift or as a result of a pledge, or may be sold to a broker-dealer acting as principal. These persons may then sell the shares to another person, either directly or through another broker-dealer, subject to compliance with the requirements of the Securities Act.

    The price at which sales of the shares occur may be based on prevailing market prices or may be negotiated between the parties, and the consideration may be cash or another form negotiated between the parties. Broker-dealers acting as agents or principals may be paid compensation in the form of discounts, concessions or commissions from the selling stockholder and/or from the purchasers of the shares, or both. Brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares will be paid by the selling stockholder and/or the purchasers. We have agreed to pay certain of the costs, expenses and fees of preparing, filing and maintaining this prospectus and the registration statement of which this prospectus is a part, but we will not receive any proceeds from the sale of these shares. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on it under the Securities Act.

    The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, if required, we will file a supplement to this prospectus.

    If the selling stockholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act. For transactions effected on or through the Nasdaq, those requirements may be satisfied by our delivery of copies of this prospectus to the Nasdaq in compliance with Securities Act Rule 153. Instead of using this prospectus for any sale of the shares, a selling stockholder may resell shares in compliance with the criteria and requirements of Securities Act Rule 144.

    The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholder.

                               WHERE YOU CAN FIND
                                MORE INFORMATION

    We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports and other information at the SEC's public reference room in Washington, D.C., located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the SEC's public reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC.

    The SEC permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

        1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

        2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

        3.  Our Current Report on Form 8-K dated January 16, 2002;

        4. The description of our common stock contained in our Registration Statements on Form 8-A, filed on June 2, 1994 and December 4, 1998, and on Form 8-A/A, filed on January 26, 2001; and

        5. All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered by this prospectus.

    We have also filed a registration statement on Form S-3 with the SEC. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock.

    We will provide a copy of these filings to each person, including any beneficial owner, to whom we deliver this prospectus, upon written or oral request. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                               Corporate Secretary
                         La Jolla Pharmaceutical Company
                             6455 Nancy Ridge Drive
                           San Diego, California 92121
                                 (858) 452-6600

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                           FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements in this prospectus that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

    Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statements. Except as may be required by law, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

        -   our financial prospects,

        -   our financing plans,

        -   trends affecting our financial condition or operating results,

        - our strategies for growth, operations, and product development and commercialization, and

        - conditions or trends in or factors affecting the biotechnology industry.

    You should understand that a number of factors could cause our results to differ materially from those expressed in the forward-looking statements. The information incorporated by reference or provided in this prospectus identifies important factors that could cause these differences. Those factors include, among others, the high cost and uncertainty of technology and drug development, which can result in loss of profitability and long delays in getting products to market.

                                  LEGAL MATTERS

    The validity of the shares of common stock covered by this prospectus was passed upon by Gibson, Dunn & Crutcher LLP, Irvine, California.

                                     EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE UNDER THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS WILL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH THE INFORMATION IS GIVEN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS TO ANYONE IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION.

                                ----------------

                                TABLE OF CONTENTS

RISK FACTORS ...............................................................   1
USE OF PROCEEDS ............................................................  10
SELLING STOCKHOLDERS .......................................................  10
PLAN OF DISTRIBUTION .......................................................  13
WHERE YOU CAN FIND MORE INFORMATION ........................................  14
FORWARD-LOOKING STATEMENTS .................................................  15
LEGAL MATTERS ..............................................................  15
EXPERTS ....................................................................  15



================================================================================

================================================================================

                                   [LJP LOGO]

                                7,000,000 SHARES

                                  COMMON STOCK

                                ----------------

                                   PROSPECTUS

                                ----------------



                                JANUARY __, 2002

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses payable by us in connection with the offering of our common stock being registered hereby. All amounts are estimated except the SEC registration fee.

            SEC Registration Fee................................   $ 4,811

            Legal Fees and Expenses.............................   $15,000

            Accounting Fees and Expenses........................   $10,000

            Miscellaneous.......................................   $20,189
                                                                   -------
                    Total.......................................   $50,000
                                                                   =======

ITEM 15.       INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

    As permitted by Section 102(b)(7) of the DGCL our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

    Our bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

    The Company has entered into indemnity agreements with each of its directors and executive officers. These indemnity agreements require that the Company pay on behalf of each director and officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or officer of the Company and solely because of his or her being a director and/or officer. Under the General Corporation Law, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). Consistent with the Company's Bylaw provision on the subject, the indemnity agreements require the Company to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expenses and provided further that such advance shall not be made if it is determined that the director or officer acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary, whereas under the General Corporation Law absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreement, the director or officer is permitted to petition the court to seek recovery of amounts due under the indemnity agreement and to recover the expenses of seeking such recovery if he or she is successful. Without the indemnity agreement, the Company would not be required to pay or reimburse the director or officer for his or her expenses in seeking indemnification recovery against the Company. By the terms of the indemnity agreement, its benefits are not available if the director or officer has other indemnification or insurance coverage for the subject claim or, with respect to the matters giving rise to the claim, (i) received a personal benefit, (ii) violated Section 16(b) of the Securities Exchange Act of 1934 or analogous provisions of law, or (iii) committed certain acts of dishonesty. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to the Company's Certificate of Incorporation or Bylaws.

    The Company has a policy of directors and officers liability insurance that insures the Company and its directors and officers against damages, settlements, and defense costs under certain circumstances.

ITEM 16.       EXHIBITS

    The following exhibits are filed herewith or incorporated by reference:

  EXHIBIT
   NUMBER                                      DESCRIPTION OF EXHIBIT
  -------                                      ----------------------
   4.1       Amended and Restated Certificate of Incorporation of the Company (1)

   4.2       Amended and Restated Bylaws of the Company (2)

   4.3       Form of Common Stock Certificate (3)

   4.4       Rights Agreement dated December 3, 1998 between the Company and American Stock Transfer
             & Trust Company (4)

   4.5       Amendment No. 1 to the Rights Agreement dated July 21, 2000 between the Company and
             American Stock Transfer & Trust Company (5)

   4.6       Certificate of Designation, Preferences and Rights of Series A Junior Participating
             Preferred Stock of the Company (6)

   4.7       Form of Stock Purchase Agreement between the Company and the Purchasers (7)

   4.8       Form of Registration Agreement between the Company and the Purchasers (7)

   5.1       Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby

  23.1       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

  23.2       Consent of Ernst & Young LLP, independent auditors

  24.1       Power of Attorney (contained on signature page of this document)

-------------------

(1) Incorporated by reference to our Quarterly Report on Form 10-Q, Exhibit 3.3, filed November 15, 1999.

(2) Incorporated by reference to our Quarterly Report on Form 10-Q, Exhibit 3.2, filed November 15, 1999.

(3) Incorporated by reference to Amendment No. 4 to our Registration Statement on Form S-1, Exhibit 4.1, filed June 2, 1994 (Registration No. 33-76480).

(4) Previously filed with the Company's Registration Statement on Form 8-A (No. 000-24274) as filed with the Securities and Exchange Commission on December 4, 1998.

(5) Incorporated by reference to Post-Effective Amendment No. 1 to our Registration Statement on Form 8A/A filed January 26, 2001.

(6) Incorporated by reference to our Quarterly report on Form 10-Q, Exhibit 4.1, filed August 13, 1999.

(7) Incorporated by reference to our Current Report on Form 8-K, filed January 16, 2002.

ITEM 17.       UNDERTAKINGS

The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, I certify that I have reasonable grounds to believe that La Jolla Pharmaceutical Company meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 25, 2002.

                                            LA JOLLA PHARMACEUTICAL COMPANY

                                            By: /s/ Steven B. Engle
                                            ------------------------------------
                                            Steven B. Engle
                                            Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Steven B. Engle and Gail A. Sloan his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           NAME AND SIGNATURE                            TITLE                          DATE
           ------------------                            -----                          ----
/s/ Steven B. Engle                        Chairman of the Board, Chief        January 25, 2002
---------------------------------------    Executive Officer, President and
Steven B. Engle                            Director (Principal Executive
                                           Officer)

/s/ Gail A. Sloan                          Secretary and Controller            January 25, 2002
---------------------------------------    (Principal Financial and
Gail A. Sloan                              Accounting Officer)

/s/ Thomas H. Adams, Ph.D.                 Director                            January 25, 2002
---------------------------------------
Thomas H. Adams, Ph.D.

/s/ William E. Engbers                     Director                            January 25, 2002
---------------------------------------
William E. Engbers


/s/ Robert A. Fildes, Ph.D.                Director                            January 25, 2002
---------------------------
Robert A. Fildes, Ph.D.

/s/ Stephen M. Martin
---------------------------------------
Stephen M. Martin                          Director                            January 25, 2002

/s/ William R. Ringo
---------------------------------------
William R. Ringo                           Director                            January 25, 2002

/s/ Leigh Thompson, M.D., Ph.D.
-------------------------------
W. Leigh Thompson, M.D., Ph.D.             Director                            January 25, 2002

                                  EXHIBIT INDEX

 EXHIBIT
  NUMBER                                      DESCRIPTION OF EXHIBIT
 -------                                      ----------------------
 4.1         Amended and Restated Certificate of Incorporation of the Company (1)

 4.2         Amended and Restated Bylaws of the Company (2)

 4.3         Form of Common Stock Certificate (3)

 4.4         Rights Agreement dated December 3, 1998 between the Company and American Stock Transfer
             & Trust Company (4)

 4.5         Amendment No. 1 to the Rights Agreement dated July 21, 2000 between the Company and
             American Stock Transfer & Trust Company (5)

 4.6         Certificate of Designation, Preferences and Rights of Series A Junior Participating
             Preferred Stock of the Company (6)

 4.7         Form of Stock Purchase Agreement between the Company and the Purchasers (7)

 4.8         Form of Registration Rights Agreement between the Company and the Purchasers (7)

 5.1         Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby

23.1         Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.2         Consent of Ernst & Young LLP, independent auditors

24.1         Power of Attorney (contained on signature page of this document)

(1) Incorporated by reference to our Quarterly Report on Form 10-Q, Exhibit 3.3, filed November 15, 1999.

(2) Incorporated by reference to our Quarterly Report on Form 10-Q, Exhibit 3.2, filed November 15, 1999.

(3) Incorporated by reference to Amendment No. 4 to our Registration Statement on Form S-1, Exhibit 4.1, filed June 2, 1994 (Registration No. 33-76480).

(4) Previously filed with the Company's Registration Statement on Form 8-A (No. 000-24274) as filed with the Securities and Exchange Commission on December 4, 1998.

(5) Incorporated by reference to Post-Effective Amendment No. 1 to our Registration Statement on Form 8A/A filed January 26, 2001.

(6) Incorporated by reference to our Quarterly report on Form 10-Q, Exhibit 4.1, filed August 13, 1999.

(7) Incorporated by reference to our Current Report on Form 8-K, filed January 16, 2002.